EXHIBIT 10.3
FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT
This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (“First Amendment”) between Paul Johnson (“Executive”) and Hill‑Rom Holdings, Inc. (“Company”) is dated and effective the 24th day of April, 2018.
W I T N E S S E T H:
WHEREAS, the Company and Executive entered into an Employment Agreement dated May 2, 2016 which sets forth the terms and conditions upon which Executive is currently employed by the Company in an executive position;
WHEREAS, the Company and Executive desire to amend the Employment Agreement to provide certain benefits to Executive in the event of Executive’s involuntary termination of employment by the Company under certain circumstances; and
NOW THEREFORE, in consideration of Executive’s continued employment with the Company and the mutual covenants set forth in the Employment Agreement and herein, as well as other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and Executive agree to amend the Employment Agreement as follows:

1.	Paragraph 16 of the Employment Agreement, “Severance Payments”, is hereby amended by adding the following at the end of said Paragraph:
“In addition to the payment of severance pay and the continuation of health and welfare benefits as provided for in this Paragraph 16, Executive shall be eligible to receive cash payments as compensation for the forfeiture of all outstanding stock options, restricted stock units and performance share units that are unvested as of the effective date of termination of employment and that are otherwise scheduled to vest by their terms in calendar years 2018 and 2019, as follows:

(i)
For each such unvested stock option, an amount equal to the difference between the closing price of the Company’s Common Stock on the Executive’s effective date of termination of employment and the stock option’s exercise price;

(ii)	For each such unvested restricted stock unit, an amount equal to the closing price of the Company’s Common Stock on the Executive’s effective date of termination of employment;

(iii)
For each such unvested performance share unit, an amount equal to the closing price of the Company’s Common Stock on the last day of the applicable three-year performance share unit performance period, with the number of unvested performance share units to be determined as of the close of the applicable performance period based on actual Company financial performance for the full performance period.

(iv)
Executive shall only be eligible for the cash payments provided for in subparagraphs (i), (ii) and (iii) above in the event Executive’s employment is terminated by the Company without “cause”, as defined above, on or before November 16, 2019.

(v)
The cash payments provided for in subparagraphs (i) and (ii) above shall be paid to Executive as soon as practicable following Executive’s effective date of termination of employment and the cash payment provided for in subparagraph (iii) above shall be paid to Executive as soon as practicable following the end of the applicable three-year performance share unit performance period; provided, however, that any such cash payments shall comply with any payment limitations or restrictions imposed by Code Section 409A.”

2.
Except as amended by this First Amendment, the Employment Agreement shall continue in full force and effect. The Employment Agreement and this First Amendment shall be construed as one and the same instrument.

IN WITNESS WHEREOF, the Parties have themselves signed, or caused a duly authorized agent thereof to sign, this Agreement on their behalf and thereby acknowledge their intent to be bound by its terms and conditions.

EXECUTIVE	HILL-ROM HOLDINGS, INC.
Signed: /S/ Paul S. Johnson Printed: Paul S. Johnson Dated: April 24, 2018	By: /S/ Kenneth F. Meyers Title: SVP & Chief Human Resources Officer Dated: April 24, 2018